Exhibit 3.4

FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PEBBLEBROOK HOTEL, L.P.

DESIGNATION OF ADDITIONAL 6.50% SERIES C
CUMULATIVE REDEEMABLE PREFERRED UNITS

September 30, 2014

Pursuant to Section 4.02 and Article XI of the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P. (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows:

1.	Designation and Number. The number of authorized Series A Preferred Units shall be 5,200,000.

2.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this First Amendment to the Second Amended and Restated Agreement of Limited Partnership as of the date first set forth above.
GENERAL PARTNER:

PEBBLEBROOK HOTEL TRUST, a Maryland real estate investment trust

By:     /s/ Raymond D. Martz_______________
Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer & Secretary